UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 10, 2006

Yahoo! Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-28018	77-0398689
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 First Avenue Sunnyvale, California	94089
(Address of Principal Executive Offices)	(Zip Code)

(408) 349-3300

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On March 10, 2006, the Compensation Committee of the Board of Directors of Yahoo! Inc. (the “Company”) granted Terry Semel, the Company’s Chief Executive Officer,  a stock option to purchase 1.3 million shares of the Company’s common stock at a per share exercise price of $40.68.  The exercise price is the same exercise price at which the Company granted options to employees in December in connection with its annual employee review process.  The exercise price is approximately 33% higher than the closing trading price of the Company’s Common Stock on the date the stock option was granted to him.  The stock option grant is in lieu of a cash bonus for Mr. Semel for 2005.  The stock option is fully vested, has a term of seven years and a post termination exercise period of three years (but in no event beyond the expiration of the term of the option).  Except as described above, the stock option is evidenced by, and subject to the terms and conditions of, a Stock Option Agreement in the form previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed by the Company on May 25, 2005, and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

YAHOO! INC.
(Registrant)

Date:	March 16, 2006	By:	/s/ Michael J. Callahan
Michael J. Callahan
Senior Vice President, General Counsel and Secretary